EXHIBIT 10.13

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

PARAGON STEAKHOUSE RESTAURANTS, INC.

AND

DELAWARE TRUST COMPANY, N.A. AS OWNER TRUSTEE AND WELLS FARGO BANK, N.A. AS INDENTURE TRUSTEE OF THE ACLC BUSINESS LOAN RECEIVABLES TRUST

1999-2

AND

DELAWARE TRUST COMPANY, N.A. AS OWNER TRUSTEE AND WELLS FARGO BANK, N.A. AS INDENTURE TRUSTEE OF THE ACLC BUSINESS LOAN RECEIVABLES TRUST

2000-1

OCTOBER ____, 2006

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Exhibit A	Form of Promissory Note
Exhibit B	Form of Escrow Agreement
Exhibit C	Financial Statements
Exhibit D	Employee Benefits
Disclosure Schedule	Exceptions to Representations and Warranties Concerning Each Company and
its Subsidiaries

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement") is entered into on October____, 2006, by and between Paragon Steakhouse Restaurants, Inc., a Delaware corporation and wholly-owned subsidiary of Steakhouse Partners, Inc., a Delaware corporation (the “Buyer”), and Delaware Trust Company, N.A as Owner Trustee and Wells Fargo Bank, N.A. as Indenture Trustee of the ACLC Business Loan Receivables Trust 1999-2, and Delaware Trust Company, N.A as Owner Trustee and Wells Fargo Bank, N.A. as Indenture Trustee of the ACLC Business Loan Receivables Trust 2000-1 (each a “Seller” and collectively, the “Sellers”), acting through AMRESCO Commercial Finance, LLC, a Delaware limited liability company (“AMRESCO”) as the servicing agent for Sellers. The Buyer and the Sellers are referred to collectively herein as the “Parties.” This Agreement is entered into with reference to the following facts:

A. The Sellers own One Hundred Percent (100%) of the outstanding membership interests (collectively the “Interests”) in each of DWH I, LLC, an Idaho limited liability company (“DWHI”), DWH II, LLC, an Idaho limited liability company (“DWHII”), and Pittsfield DWH, LLC, an Idaho limited liability company (“Pittsfield”). DWHI owns One Hundred Percent (100%) of the issued and outstanding capital stock of Saloon Beverage, Inc., a Vermont corporation (“SBI”).

B. The Sellers were the lienholders on the Restaurants described below. Hospitality Well Done!, Inc., a Vermont corporation, Sirloin Saloon, Inc., a Vermont corporation, Sirloin Saloon of Shelburne, Inc., a Vermont corporation, Sirloin Saloon of Rutland, Inc., a Vermont corporation, Sirloin Saloon of Manchester, Inc., a Vermont corporation, Dakota of Avon, Inc., a Vermont corporation, Dakota of Milford, Inc., a Vermont corporation, Adirondack’s Restaurants, Inc., a Vermont corporation, Perry Development Group, Inc., a Vermont corporation, and Angler Enterprise, L.L.C., a Vermont limited liability company (collectively, the “Borrowers”), owned the Restaurants, as applicable, and have transferred the Restaurants to the Companies and Subsidiary in lieu of foreclosure.

C. SBI holds the operating assets in the operation of three Sirloin Saloon restaurants located at: 2545 Shelburne Road Shelburne, VT 05482 (the “Shelburne Restaurant”), 200 South Main Street, Rutland, VT 05701 (the “Rutland Restaurant”), and 135 Depot Street, Manchester Center, VT 05255 (the “Manchester Restaurant”). DWHI holds the operating assets in the operation of three Dakota restaurants located at 1651 Boston Post Road, Milford, CT 06460 (the “Milford Restaurant”), 225 West Main Street, Avon, CT 06001 (the “Avon Restaurant”), and 579 Troy-Schenectady Road Suite 79-80, Latham, NY 12110 (the “Latham Restaurant”). Pittsfield holds the operating assets in the operation of the Dakota restaurants located at 1035 South Street, Pittsfield, MA 01201 (the “Pittsfield Restaurant”, and collectively with the Shelburne Restaurant, Rutland Restaurant, Manchester Restaurant, Milford Restaurant, Latham Restaurant and Avon Restaurant, the “Restaurants”).

D. DWHII owns fee simple title to the real estate and improvements located at the Shelburne, Rutland, Manchester and Pittsfield Restaurants (collectively, the “Owned Real Property”), and leases such Owned Real Property to SBI or Pittsfield, as applicable.

E. SBI holds the alcoholic beverage licenses for the Shelburne, Rutland and Manchester Restaurants; DWHI holds the alcoholic beverage licenses for the Latham Restaurant; Pittsfield holds the alcoholic beverage licenses for the Pittsfield Restaurant; and D. Craig Christensen, Vice President and General Counsel of AMRESCO, holds the alcoholic beverage licenses for the Avon and Milford Restaurants (collectively the “Alcohol Licenses”).

F. DWHI, DWHII, Pittsfield and SBI are referred to herein individually as a “Company” and collectively as the “Companies.”

G. The operation of the Restaurants and the goodwill associated therewith is referred to herein as the “Business.”

H. Each Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the Interests, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meanings set forth in the preface above.

“Confidential Information” means any information concerning the businesses and affairs of the Buyer, the Sellers or each Company and its Subsidiaries that is not already generally available to the public.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance Documents” has the meaning set forth in Section 4(l) below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Estoppel Certificates” has the meaning set forth in Section 7(a) below.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4(g) below.

“FIRPTA Affidavit” has the meaning set forth in Section 7(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Improvements” has the meaning set forth in Section 4(l) below.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, mascots, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets, recipes, menus and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, facility plans, training materials, facility opening materials and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising, marketing and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interests” means the membership interests in DWHI, DWHII and Pittsfield.

“Knowledge” means actual knowledge after reasonable investigation.

“Lease Consents” has the meaning set forth in Section 7(a) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by each Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which each Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of each Company or any of its Subsidiaries thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of each Company and its Subsidiaries, taken as a whole, or on the ability of either Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of either Company and its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq National Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of fifteen percent (15%) measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Material Leased Real Property” has the meaning set forth in Section 7(a) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means the amount of the consolidated current assets of the Companies minus the consolidated current liabilities of the Companies.

“Non-Disturbance Agreements” has the meaning set forth in Section 7(a) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or "Parties" has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of each Company’s or any of its Subsidiaries’ business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property which do not or would not impair the use or occupancy of such Real Property in the operation of each Company’s or its Subsidiaries’ business as currently conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Real Property” has the meaning set forth in Section 4(l) below.

“Real Property Laws” has the meaning set forth in Section 4(l) below.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” and “Sellers” have the meanings set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surveys” has the meaning set forth in Section 7(a) below.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(d) below.

“Title Company” has the meaning set forth in Section 7(a) below.

“Title Policies” has the meaning set forth in Section 7(a) below.

In addition, the following terms are defined elsewhere in this Agreement, as indicated below:

Term	Definition Location

Preliminary Closing Balance Sheet	Section 2(c)(i)

Net Working Capital	Section 2(c)(i)

Auditor	Section 2(c)(iii)

Final Closing Balance Sheet	Section 2(c)(iv)

Closing	Section 2(d)

Closing Date	Section 2(d)

Real Property Permits	Section 4(l)(ix)

Encumbrance Documents	Section 4(l)(xi)

Real Estate Impositions	Section 4(l)(xiii)

CERCLA	Section 4(z)(v)

SWDA	Section 4(z)(v)

Pre-Closing Tax Period	Section 9(a)

Straddle Period	Section 9(b)

2. Purchase and Sale of Interests.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, the Interests for the consideration specified below in this Section 2.

(b) Purchase Price and Payment.

(i) Purchase Price. The purchase price (“Purchase Price”) shall be Fifteen Million Dollars ($15,000,000) and will consist of (i) cash in the amount of Nine Million Dollars ($9,000,000) (the “Cash Payment”) and (ii) a promissory note executed by Buyer in the form attached hereto as Exhibit A, payable to Sellers in the amount of Six Million Dollars ($6,000,000) (the “Note”). The Purchase Price will be subject to adjustment in accordance with Section 2(c).

(ii) Payment of Purchase Price.

(A) Buyer agrees to pay to Sellers at the Closing the Cash Payment (less the Earnest Money) in cash payable by wire transfer or delivery of other immediately available funds. In addition, at the Closing Buyer shall deliver the Note and the Security Documents (as defined below) to the Sellers.

(B) Upon the execution of this Agreement Buyer shall deposit with AMRESCO, as escrow agent (the “Escrow Agent”), the amount of One Hundred Thousand Dollars ($100,000) (the “Earnest Money”). Buyer, Sellers and AMRESCO shall enter into an escrow agreement relating to the Earnest Money in the form attached hereto as Exhibit B. The Earnest Money shall be deposited into an interest bearing account by AMRESCO pursuant to the escrow agreement. The Earnest Money, together with accrued interest, shall be credited against the Purchase Price, and paid to Sellers, at the Closing. If this Agreement is terminated (i) mutually by the parties, (ii) as a result of Sellers’ breach of the representations or warranties contained in Section 3(a); or (iii) as a result of Seller’s failure to close the transaction, the Earnest Money shall be returned to Buyer, together with all accrued interest thereon, as soon as practicable (but not more than five (5) business days), otherwise the Earnest Money is non-refundable to Buyer and deemed fully earned by Sellers.

(c) Post-Closing Adjustment.

(i) Preparation of Preliminary Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than one hundred twenty (120) days thereafter), Buyer will prepare a consolidated balance sheet (the “Preliminary Closing Balance Sheet”) of the Companies and their Subsidiaries dated as of the Closing Date. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Most Recent Balance Sheet and shall set forth specifically “Net Working Capital”.

(ii) Review of Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Sellers unless Sellers shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2(c) within thirty (30) days after receipt thereof. The written notice under this Section 2(c) shall specify in reasonable detail each item on the Preliminary Closing Balance Sheet that Sellers dispute, and a summary of Sellers’ reasons for such dispute.

(iii) Disputes. Disputes between Buyer and Sellers relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within thirty (30) days after receipt by Buyer of the notice referred to in Section 2(c)(ii) may be referred no later than forty-five (45) days after such receipt for decision at the insistence of either party to an independent nationally recognized accounting firm selected by Buyer and Sellers to decide the matter or such other firm being referred to herein as the “Auditor”). Prior to referring the matter to the Auditor, the parties shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Preliminary Closing Balance Sheet, which will be those required by this Agreement. If the parties are unable to agree upon procedures before the end of thirty (30) days after referral of the dispute to the Auditor, the Auditor shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor’s decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Auditor shall be borne by Sellers and Buyer in equal portions, unless the Auditor decides, based on its determination with respect to the reasonableness of the respective positions of the parties, that the fee shall be borne in unequal proportions.

(iv) Final Closing Balance Sheet. The Preliminary Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (x) the failure by Sellers to object thereto within the period permitted under Section 2(c)(ii), (y) the agreement between Buyer and Sellers with respect thereto or (z) the decision by the Auditor with respect to any disputes under Section 2(c)(iii). The Preliminary Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or the decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

(v) Adjustment to the Purchase Price. As soon as practicable (but not more than five (5) business days) after the determination and delivery of the Final Closing Balance Sheet in accordance with this Section 2(c), the Purchase Price shall be decreased by the amount, if any, by which the Net Working Capital is a negative number (i.e. less than zero). Any decrease in the Purchase Price shall be applied as a credit against the outstanding principal amount of the Note, or if and to the extent the Note has been satisfied, shall be payable by Sellers to Buyer in immediately available funds.

(vi) Rights and Remedies. Notwithstanding anything to the contrary contained in this Section 2(c), pending resolution of all disputed items with respect to the Preliminary Closing Balance Sheet, the amount of any adjustment to the Purchase Price that is not in dispute shall be paid (in accordance with Section 2(c)(v) above (x) in the case of any amounts to which Sellers have not objected pursuant to Section 2(c), upon the earlier of (A) thirty (30) days after receipt by Sellers of the Preliminary Closing Balance Sheet or (B) the date on which Sellers shall have notified Buyer in writing of any objections thereto and (y) in the case of any disputed amount or portions thereof, upon resolution of any dispute with respect to such amounts or portions. Any payment required by this Section 2(c) shall not limit or affect Buyer’s rights or remedies (or be Buyer’s sole or exclusive right or remedy) with respect to this Agreement, the breach of any representation, warranty or obligation herein, the failure of any condition to Buyer’s obligations hereunder to be satisfied or the indemnification obligations of Sellers hereunder.

(d) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California (or at such location as the parties shall mutually agree), commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine, but in no event later than sixty (60) days from the date of this Agreement (the “Closing Date”).

(e) Deliveries at Closing. At the Closing, (i) each Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to each Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Buyer certificates, if any, representing all of its right, title and interest in and to the Interests, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Sellers the consideration specified in Section 2(b) above.

(f) Security for Note. The Note shall be secured by (i) first priority leasehold mortgages on Restaurants, and (ii) first priority security interest on all tangible personal property located at the Restaurants. The Buyer and DWHI, as applicable, shall execute a pledge and security agreement, mortgages, and other loan documents required by Sellers in form and substance acceptable to the parties evidencing such liens and security interests (collectively, the “Security Documents”).

(g) Liquor Licenses. Sellers shall execute (and shall cause any necessary third parties to execute) any and all instruments and take any reasonable action necessary for Buyer to obtain all approvals (i) to continue use of the current liquor licenses as a result of Buyer’s purchase of the Interests and/or (ii) to secure, as of the Closing, any and all liquor licenses for the operation of the Business not held by each Company or the Sellers or, if held, not transferable by each Company or the Sellers. Seller and Buyer recognize that Buyer may not obtain the all of the necessary approvals as set forth in subsection (i) and (ii) above prior to Closing (collectively, the “Approvals”). Therefore, Sellers and Buyer hereby agree to cooperate in order to prevent a cessation of the sale of beer and wine (and other alcoholic beverages) governed by the existing liquor licenses in connection with the operation of the Restaurants for the period of time from and after the Closing until the time Buyer receives the required approvals. In connection therewith, Buyer hereby agrees that Buyer will promptly file all of the necessary documents to obtain the above-referenced approvals for each of the Restaurants. If Buyer fails to obtain the Approvals prior to Closing, the parties may mutually agree to have the closing documents which relate to the transfer of the Interests in DWHI and Pittsfield held in escrow on the Closing Date and not released to Buyer until Buyer has obtained the necessary Approvals, in which case, the parties shall execute a management agreement that is effective until the transfer documents are released to Buyer from Escrow, in form and substance satisfactory to the parties, whereby Sellers retain Buyer to operate and manage the Restaurants during such period. Notwithstanding the failure to obtain the Approvals prior to Closing and the escrow of certain closing documents, the parties shall still proceed with the transfer of the Interests in DWHII to Buyer on the Closing Date, and the Purchase Price shall still be paid by Buyer on the Closing Date.

(h) Proration of Expenses. To the extent not already included in calculating Net Working Capital and the adjustment of the Purchase Price under Section 2(c)(v) above, the parties shall prorate as of 12:01 A.M. on the Closing Date (it being the intent of the parties hereto that Buyer shall be responsible for the payment of all expenses related to the Business on the Closing Date) all operating expenses that are capable of proration on a per diem basis, including, without limitation, the following:

(i) Taxes. All ad valorem and personal property Taxes and all unemployment Taxes arising in connection with the operation of the Business;

(ii) Utilities. Prior to the Closing Date, Sellers shall notify all utility companies servicing the Real Property of the anticipated change in ownership of the Business and request that all billings after the Closing Date be made to Buyer at the address of the Business. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the calendar day immediately before the Closing Date;

(iii) Service Contracts, Leases and Insurance. All expenses and other amounts payable under any and all Leases, contracts and insurance policies related to the Business; and

(iv) Booking Agreements. Any deposits received by Sellers prior to the Closing Date with respect to confirmed bookings for dates on or after the Closing Date will be credited to Buyer. Any deposits received by Sellers on or after the Closing Date with respect to confirmed reservations for dates on or after the Closing Date shall be forwarded to Buyer upon receipt by Sellers. Any deposits received by Sellers prior to the Closing Date with respect to confirmed bookings for dates prior to the Closing Date shall be retained by Sellers without credit to Buyer.

In the event that Buyer pays any fees, charges or Taxes which it is not required to pay hereunder, Sellers agree to reimburse Buyer immediately in the amount of such fees, charges or Taxes paid by Buyer in the manner set forth in this Agreement. Any apportionments and prorations which are not expressly provided for in this Agreement shall be made in accordance with customary practice in the county in which the affected portion of the Business is located. Buyer and Sellers agree to prepare and deliver at least three (3) days prior to the Closing Date, a tentative operations settlement setting forth a schedule of adjustments and prorations as agreed upon by Buyer and Sellers (an “Operations Settlement”). A copy of the final Operations Settlement agreed upon by Buyer and Sellers shall be delivered by Buyer and Sellers at the Closing. The prorations to be made hereunder, pursuant to the final Operations Settlement or otherwise, shall be effected by the parties hereto through an appropriate adjustment in the Purchase Price.

(i) Gift Cards. The dollar amount of any gift cards, gift certificates, trade script or any other instruments evidencing the right to acquire food or product (herein referred to as “gift cards”) sold by Sellers prior to the Closing Date but redeemed from the Closing Date until the expiration of eighteen (18) months thereafter will be repaid to Buyer by Sellers. Any gift cards redeemed after such eighteen (18) month period are not subject to repayment by Sellers. Buyer shall submit a request for repayment along with proof of redemption at the expiration of each calendar quarter for each gift card redeemed during such calendar quarter. The amount of any periodic repayment to Buyer shall be applied as a credit against the outstanding principal amount of the Note, or if and to the extent the Note has been satisfied, shall be payable by Sellers to Buyer in immediately available funds. Any gift cards sold by Sellers prior to the Closing Date which have been redeemed prior to the Closing Date shall be retained by Sellers without credit to Buyer.

3.	Representations and Warranties Concerning Transaction.

(a) Sellers’ Representations and Warranties. Each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to itself, except as set forth in Section 3(a) of the Disclosure Schedule.

(i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Interests.

(iii) Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except as Disclosed in Section 3(a)(iii) of the Disclosure Schedule.

(iv) Interests. Sellers hold of record and own beneficially the Interests, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Neither Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any membership or other equity interest in each Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership or other equity interest in each Company.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated, except as disclosed in Schedule 3(b)(iv) the Disclosure Schedule.

(v) Investment. Buyer is not acquiring the Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties Concerning Each Company and Its Subsidiaries. Each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization, Qualification, and Corporate Power. Each Company and its Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be. Each Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Company and its Subsidiaries has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the members, stockholders, managers, directors and officers of each Company and its Subsidiaries. Sellers have delivered to Buyer correct and complete copies of the organizational documents (articles of organization or incorporation and operating agreement or bylaws of each Company and its Subsidiaries (as amended to date)). The minute books (containing the records of meetings of the members, the stockholders, the managers, the directors and the membership and shareholder record books of each Company and its Subsidiaries are correct and complete. Neither Company nor any of its Subsidiaries is in default under or in violation of any provision of its organizational documents.

(b) Capitalization. The Interests constitute all of the issued and outstanding Interests in Pittsfield, DWHI and DWHII and the entire equity and ownership interests in such entities. All of the issued and outstanding Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require a Company to issue, sell, or otherwise cause to become outstanding any of its membership, ownership or other equity interests. There are no outstanding or authorized interest appreciation, phantom interest, profit participation, or similar rights with respect to a Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the interests of a Company.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Companies and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Companies and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Knowledge of the Sellers, except as otherwise required herein, none of the Companies and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. None of the Companies and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Each Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them in the Business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and liens that will be released at Closing.

(f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of each Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of a Company have been duly authorized and are validly issued, fully paid, and nonassessable. No Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of such Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require a Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of a Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding interest appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of a Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any interests of any Subsidiary of each Company. No Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of each Company. Except for the Subsidiaries set forth in Section 4(f) of the Disclosure Schedule, no Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) Reviewed balance sheets and statements of income, changes in shareholders’ equity and cash flow as of and for the fiscal years ended March 31, 2003 and March 31, 2004 for each entity which owned and operated the Restaurants (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the gap period between March 29, 2004 to the beginning of the “Most Recent Financial Year End” (as defined below) for each entity which owned and operated the Restaurants, expressly including all information and source documents necessary for independent accountants to bridge the gap for this time frame; (iii) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity and cash flow as of and for the fiscal year ended December 31, 2005 (the “Most Recent Fiscal Year End”) for each Company and its Subsidiaries; (iv) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the month ended July 31, 2006 (the “Most Recent Fiscal Month End”) for each Company and its Subsidiaries; and (v) copies of all source documents and financial information from which the financial statements itemized in sections (i) through (iv) above were derived and sufficient to enable independent accountants to derive audited financial numbers. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of each Company and its Subsidiaries as of such dates and the results of operations of each Company and its Subsidiaries for such periods, are correct and complete, are consistent with the books and records of each Company and its Subsidiaries (which books and records are correct and complete).

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) none of the Companies and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) none of the Companies and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(iii) no party (including each Company and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which each Company or any of its Subsidiaries is a party or by which any of them is bound;

(iv) none of the Companies and its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

(v) none of the Companies and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(vi) none of the Companies and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(vii) none of the Companies and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

(viii) none of the Companies and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) none of the Companies and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(x) except as set forth in Section 4(h)(x) of the Disclosure Schedule, none of the Companies and its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the organizational documents of any Company or its Subsidiaries except as to the change in ownership of Subsidiary from AMRESCO Commercial Finance, LLC as the original sole shareholder to DWHI as the current sole shareholder;

(xii) none of the Companies and its Subsidiaries has issued, sold, or otherwise disposed of any of its membership or equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership or other equity interests;

(xiii) none of the Companies and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its membership or other equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership or other equity interests except for periodic payments to the Sellers which are required by the servicing agreement between Sellers and AMRESCO with respect to the Borrowers;

(xiv) none of the Companies and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) none of the Companies and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) none of the Companies and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) none of the Companies and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) none of the Companies and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) none of the Companies and its Subsidiaries has made any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;

(xx) none of the Companies and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Companies or its Subsidiaries except as provided in Section 4(h)(xxi) of the Disclosure Schedule;

(xxii) none of the Companies and its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiii) none of the Companies and its Subsidiaries has made any loans or advances of money;

(xxiv) none of the Companies and its Subsidiaries has disclosed any Confidential Information; and

(xxv) none of the Companies and its Subsidiaries has committed to any of the foregoing.

(i) Undisclosed Liabilities. None of the Companies and its Subsidiaries has any Liability (and to the Knowledge of the Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. To the Knowledge of the Sellers, each Company, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable material laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) Each of the Companies and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by a Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. No Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Companies and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(ii) Each of the Companies and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, manager, member or other third party.

(iii) No Seller or manager, director, shareholder, member or officer (or employee responsible for Tax matters) of a Company or its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to a Company or any of its Subsidiaries. No Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against a Company or any of its Subsidiaries.

(iv) Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) No Company nor any of its Subsidiaries is a party to any material agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). No Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. No Company or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. No Company or any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Section 4(k) of the Disclosure Schedule sets forth the following information with respect to each of the Companies and its Subsidiaries as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets; (B) the amount of any unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (C) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any intercompany transaction.

(vii) The unpaid Taxes of a Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of a Company and its Subsidiaries in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(viii) None of the Companies and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(ix) None of the Companies nor any Subsidiary has (nor has any predecessor of such Company nor any Subsidiary or Person acquired by such Company nor any Subsidiary) participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), excepting those transactions and arrangements which may qualify as reportable transactions solely due to confidentiality provisions. If any Company or any Subsidiary (or any predecessor of the Company or any Subsidiary or Person acquired by the Company or any Subsidiary) has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it has either

(x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(l) Real Property.

(i) Section 4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A) DWHII has good and marketable indefeasible fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B) except as set forth in Section 4(l)(i)(B) of the Disclosure Schedule, none of Company or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) Section 4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each Company and its Subsidiaries has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) none of a Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) none of the Companies, its Subsidiaries or to the Knowledge of Sellers any other party to the Lease, is in breach or default under such Lease, and to the Knowledge of the Sellers no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F) none of the Companies or its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Company or any of its Subsidiaries;

(H) none of the Companies or its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(I) none of the Companies or its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Leased Real Property identified in Section 4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprises all of the leased real property used or intended to be used in, or otherwise related to, the Companies’ and Subsidiaries’ Business; and none of the Companies or Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv) To the Knowledge of the Sellers, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Companies’ and Subsidiaries’ business. To the Knowledge of the Sellers, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Companies’ or Subsidiaries’ business as currently conducted thereon.

(v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, or to the Knowledge of the Sellers pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Companies’ or Subsidiaries’ business as currently conducted thereon.

(vi) To the Knowledge of the Sellers, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Companies’ and its Subsidiaries’ business thereon do not violate any Real Property Laws. Neither Company nor any of its Subsidiaries has received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Companies’ or its Subsidiaries’ business as currently conducted thereon.

(vii) To the Knowledge of the Sellers, each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. To the Knowledge of the Sellers, none of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(viii) To the Knowledge of the Sellers, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Companies’ or Subsidiaries’ business as currently conducted thereon. To the Knowledge of the Sellers, each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(ix) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property which are required or appropriate to use or occupy the Real Property or operate Companies’ or Subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect. Section 4(l)(ix) of the Disclosure Schedule lists all material Real Property Permits held by any of the Companies and its Subsidiaries with respect to each parcel of Real Property. The Companies have delivered to Buyer a true and complete copy of all Real Property Permits. None of the Companies or its Subsidiaries has received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to the Knowledge of the Sellers there is no basis for the issuance of any such notice or the taking of any such action.

(x) To the Knowledge of the Sellers, the classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of a Company’s and its Subsidiaries’ business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. To the Knowledge of the Sellers, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. To the Knowledge of the Sellers, the Companies’ and Subsidiaries’ use or occupancy of the Real Property or any portion thereof or the operation of the Companies’ or Subsidiaries’ business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(xi) To the Knowledge of the Sellers, the current use and occupancy of the Real Property and the operation of the Companies’ and Subsidiaries’ business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”). None of Sellers, the Companies or their Subsidiaries has received any notice of violation of any Encumbrance Documents, and to the Knowledge of the Sellers there is no basis for the issuance of any such notice or the taking of any action for such violation.

(xii) To the Knowledge of the Sellers, none of the Improvements encroach on any land which is not included in the Real Property or on any easement affecting such Real Property, or violate any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Real Property or the continued operation of the Companies’ or Subsidiaries’ business as currently conducted thereon.

(xiii) To the Knowledge of the Sellers, each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof which are delinquent. There is no pending or to the Knowledge of the Sellers threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(xiv) None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m) Intellectual Property.

(i) Each Company and its Subsidiaries owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of each such Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by a Company or any of its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by such Company or its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Companies and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) To the Knowledge of Sellers, none of the Companies and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the members, shareholders, directors and managers (and employees with responsibility for Intellectual Property matters) of any Company or any Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that such Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers and the members, shareholders, directors and managers (and employees with responsibility for Intellectual Property matters) of either Company and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of such Company or any of its Subsidiaries.

(iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to either Company or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which such Company or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which such Company or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of One Thousand Dollars ($1,000) in the aggregate) and each material unregistered copyright used by either Company or any of its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

(A) one of the Companies and its Subsidiaries owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the members and managers (and employees with responsibility for Intellectual Property matters) of such Company and its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) neither Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(iv) No Company or Subsidiary uses any Intellectual Property of a third party pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of One Thousand Dollars ($1,000) in the aggregate).

(v) To the Knowledge of any of Sellers and the members, shareholders, directors and managers (and employees with responsibility for Intellectual Property matters) of each Company and its Subsidiaries: (A) none of such Company and its Subsidiaries has in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) Sellers have taken all necessary and desirable action to maintain and protect all of the Intellectual Property of each Company and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of each Company and its Subsidiaries so as not to materially adversely affect the validity or enforceability thereof.

(vii) Each Company and Subsidiaries have complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and each Company and Subsidiaries shall take all steps necessary to ensure such compliance until Closing.

(n) Tangible Assets. The Companies and the Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. To the Knowledge of the Sellers, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(o) Inventory. The inventory of Companies and its Subsidiaries consists of raw materials and supplies, all of which is merchantable and fit for the purpose for which it was procured. The value at which Inventory is carried on the Most Recent Balance Sheet reflects the normal inventory valuation policy of Sellers, in accordance with GAAP and on a basis consistent with that of preceding periods, of stating inventory at the lower of cost or market value. There has been no change in inventory valuation standards or methods with respect to the inventory of the Business since May 31, 2005. The quantities of any kind of inventory are reasonable in the current circumstances of the Business.

(p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which either Company or any of its Subsidiaries is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Companies and its Subsidiaries, or involve consideration in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with any of Sellers and their Affiliates (other than one of the Companies and its Subsidiaries);

(vii) any profit sharing, interest option, interest purchase, interest appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former members, managers, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its members, managers, officers, or employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which either Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and to the Knowledge of Sellers no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of each Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company and its Subsidiaries.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of a Company or any of its Subsidiaries.

(s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which either Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no Company, or any of its Subsidiaries, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each Company and its Subsidiaries has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Company or any of its Subsidiaries.

(t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which a Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Sellers and the members, shareholders, directors and managers (and employees with responsibility for litigation matters) of each Company and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any Material Adverse Change. None of Sellers and the members and managers (and employees with responsibility for litigation matters) of a Company and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against either Company or any of its Subsidiaries or that there is any Basis for the foregoing.

(u) Reserved.

(v) Liability. None of the Companies and its Subsidiaries has any Liability (and to the Knowledge of Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by either Company or any of its Subsidiaries.

(w) Employees. Section 4(w) of the Disclosure Schedule sets forth: the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits or pay of each present employee of each Company and Subsidiaries organizational charts of each Company and Subsidiaries; collective bargaining, union or other employee association agreements; employment, managerial, advisory and consulting agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; any employee handbook(s); any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, and the amount of any unfunded retirement liabilities, including medical coverage, arising under any Employee Benefit Plan. To the Knowledge of the Sellers and the members, shareholders, directors and managers (and employees with responsibility for employment matters) of each Company and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with either Company or its Subsidiaries. None of the Companies and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Sellers, none of the Companies and its Subsidiaries has committed any unfair labor practice. None of Sellers and the members and managers (and employees with responsibility for employment matters) of either Company and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of either Company or any of its Subsidiaries.

(x) Employee Benefits.

(i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that each Company or any of its Subsidiaries maintains, to which each Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which each Company or any of its Subsidiaries has any Liability or potential Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such

Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of each Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of Sellers and the members and managers (and employees with responsibility for employee benefits matters) of each Company and its Subsidiaries, threatened. None of Sellers and the members and managers (and employees with responsibility for employee benefits matters) of either Company and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(F) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) Neither Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of either Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(iii) Neither Company, its Subsidiaries, or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(iv) None of the Companies and its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated members, managers, officers or employees (or any spouse or other dependent thereof) of either Company or any of its Subsidiaries other than in accordance with COBRA.

(y) Guaranties. Neither Company nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Each Company, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each Company, its Subsidiaries, and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Section 4(z)(ii) of the Disclosure Schedule.

(iii) No Company, or its Subsidiaries, or their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) Except as may be disclosed on the Phase I Environmental Assessments previously provided to Buyer by Sellers, to Sellers’ knowledge, none of the following exists at any property or facility owned or operated by either Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) No Company, or its Subsidiaries or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vi) To the Knowledge of the Sellers, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) No Company, or its Subsidiaries or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) To the Knowledge of Sellers, no facts, events or conditions relating to the past or present facilities, properties or operations of either Company, its Subsidiaries or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa) Certain Business Relationships with Company and Its Subsidiaries. None of the Sellers, their Affiliates, and employees or the Company’s and its Subsidiaries’ members, managers, officers or employees has been involved in any business arrangement or relationship with either Company or any of its Subsidiaries within the past twelve (12) months, and none of the Sellers, their Affiliates and employees and neither the Company’s and its Subsidiaries’, members, managers, officers or employees owns any asset, tangible or intangible, which is used in the business of either the Company or any of its Subsidiaries.

(bb) Suppliers. The attached Section 4(bb) of the Disclosure Schedule lists each vendor, supplier, service provider and other similar business relation from whom each Company and Subsidiary purchased greater than $10,000 in goods and/or services, the amounts owing to each such Person, and whether such amounts are past due.

(cc) Disclosure. To the best of Sellers’ Knowledge, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use his, her, or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. To the extent it is the responsibility of Sellers’ hereunder, Sellers will cause each Company and its Subsidiaries to give any notices to third parties, and will cause each Company and its Subsidiaries to use its reasonable best efforts to assist Buyer to obtain any third party consents referred to in Section 4(c) above, the Lease Consents, and the items set forth on Section 5(b) of the Disclosure Schedule. Each of the Parties will (and Sellers will cause each Company and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(i), Section 3(b)(ii), and Section 4(c) above.

(c) Operation of Business. Sellers will not cause or permit either Company or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary

Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit either Company or any of its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its membership or other equity interests or redeem, purchase, or otherwise acquire any of its membership or other equity interests, (ii) materially increase the compensation paid to any employee of any Company or Subsidiary, (iii) enter any agreement, contract or arrangement that is material to the business of the Company and/or the Subsidiaries, (iv) incur any additional material debt, or (v) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

(d) Preservation of Business. Sellers will cause each Company and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. Sellers will permit, and Sellers will cause each Company and its Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each Company and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each Company and its Subsidiaries.

(f) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. Until the expiration of thirty (30) days after execution of this Agreement, Sellers will not (and Sellers will not cause or permit any Company or any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of either Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Maintenance of Real Property. Seller will cause each Company and its Subsidiaries to maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

(i) Leases. Sellers will not cause or permit any of the Leases to be amended, modified, extended, renewed or terminated, nor shall either Company or its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.

(j) Title Insurance and Surveys. Sellers will cause each Company and its Subsidiaries to use its best efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in Section 7 of this Agreement, within the time periods set forth therein, including removing from title any Liens or encumbrances which are not Permitted Encumbrances.

(k) Tax Matters. Without the prior written consent of Buyer, no Company or its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to such Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of such Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of such Company or any of its Subsidiaries existing on the Closing Date.

(l) Payroll Expenses. Sellers shall cause each Company and Subsidiary to have paid as of the Closing Date all liabilities of either Company to its employees or consultants, including, without limitation, all wages, salaries, bonuses, vacation pay and other direct and/or indirect compensation earned by or owed to any current or former employee, temporary employee or consultant of either Company or Sellers prior to the Closing Date, whether or not otherwise payable by such date.

(m) Employment Taxes. Sellers covenant and agree that, between the date hereof and the date upon which any employment tax contributions with respect to the Business become delinquent Sellers will cause each Company and Subsidiary to pay when due all contributions, interest and penalties.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Each Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to each Company and its Subsidiaries.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either Company or any of its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of either Company or any of its Subsidiaries from maintaining the same business relationships with such Company and its Subsidiaries after the Closing as it maintained with such Company and its Subsidiaries prior to the

Closing. Sellers will refer all customer inquiries relating to the businesses of each Company and its Subsidiaries to Buyer from and after the Closing.

(d) Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of either Seller (with respect to Confidential Information about either Company or either Seller) or Buyer (with respect to Confidential Information about Buyer).

(e) Reserved.

(f) Reserved.

(g) Employee Benefits. Sellers hereby acknowledge and agree that the employee benefit obligations by which Buyer and the Company and its Subsidiaries shall be bound, and which Buyer shall cause the Company and its Subsidiaries to honor, after the Closing Date shall consist of the obligations set forth in Exhibit D hereto.

(h) Sales and Use Taxes. Sellers covenant and agree that they will timely pay any and all state and local sales and use taxes and transactions and use taxes (including any penalties and interest that are due or may accrue) which become due after the Closing Date but which derive from activities prior thereto.

(i) Handling of Prior Claims. Sellers covenant and agree to handle and resolve all claims, actions and suits brought by any Person which relate to or arise out of the operation of the Business prior to the Closing Date (each, a “Prior Claim”), and shall cause its insurers to handle and resolve all Prior Claims, in each case in a manner consistent with the historical policies and practices of Sellers. Section 6(i) of the Disclosure Schedule sets forth a list of all such Prior Claims of which Sellers have Knowledge as of the Closing Date. Sellers shall deliver monthly reports describing the status of each Prior Claim to Buyer until all Prior Claims have been finally resolved.

7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) each Company and its Subsidiaries shall have procured all of the third party consents required to be obtained by them as specified in Section 5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Interests and to control each Company and its Subsidiaries, or (D) affect adversely the right of either Company or any of its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi) the Parties and each Company and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(i), Section 3(b)(ii), and Section 4(c) above;

(vii) Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of each Company and its Subsidiaries after the Closing;

(viii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(ix) On the Closing, a title insurance company(s) satisfactory to Buyer (the “Title Company”) shall be unconditionally and irrevocably committed to issue (i) an ALTA Extended Coverage Policy of Title Insurance for each Owned Real Property, containing such endorsements as Buyer may reasonably require, insuring DWHII that fee simple absolute title to the Owned Real Property is vested in DWHII, with liability limits as required by Buyer, subject only to the Permitted Encumbrances; and (ii) an ALTA Extended Coverage Policy of Title Insurance for each Leased Real Property identified by Buyer (the "Material Leased Real Property"), containing endorsements as Buyer may reasonably require, insuring DWHI’s legal, valid, binding and enforceable leasehold interest in each Leased Real Property, with liability limits as required by Buyer, subject only to the Permitted Encumbrances. It is acknowledged by the Parties that Buyer may accomplish the issuance of the ALTA Extended Coverage Policy of Title Insurance for each Owned Real Property through appropriate endorsements to DWHII’s existing standard coverage owner’s policies of title insurance. Such policies of title insurance are referred to collectively herein as the “Title Policies”;

(x) Buyer shall have obtained, no later than ten days prior to the Closing, a survey for each Material Leased Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor in the jurisdiction where the Real Property is located, satisfactory to Buyer, and conforming to such standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer’s lender, and the Title Company, in a form and with a certification satisfactory to each of such parties (the “Surveys”); the Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured or insured over to Buyer’s reasonable satisfaction prior to the Closing; and Sellers shall have paid or committed to pay all fees, costs and expenses with respect to the Surveys;

(xi) The Parties shall have obtained a written consent for the assignment of each of the Leases (the “Lease Consents”), and, if requested by Buyer’s lender, Buyer shall have obtained a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease, in form and substance satisfactory to Buyer and Buyer’s lender;

(xii) Buyer shall have obtained an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

(xiii) Buyer shall have obtained a non-disturbance agreement with respect to each of the Leases for the Material Leased Real Property, in form and substance satisfactory to Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”);

(xiv) Each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “Foreign Person” as defined in Code Section 1445 (the “FIRPTA Affidavit”);

(xv) No damage or destruction or other change shall have occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of either Company’s or its Subsidiaries’ business as currently conducted thereon;

(xvi) Sellers shall have delivered to Buyer copies of the articles of organization or incorporation of each Company and each Subsidiary certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s formation;

(xvii) Sellers shall have delivered to Buyer copies of the certificate of good standing of each Company and each Subsidiary issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which each such Person is qualified to do business;

(xviii) Sellers shall have delivered to Buyer a certificate dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (A) no amendments to the articles of organization of either Company since the date specified in clause (xx) above; and (B) the operating agreement of each Company;

(xix) Buyer shall have satisfactorily completed its investigation of the Business, assets and financial condition of each Company and its Subsidiaries in connection with the transactions contemplated hereby and shall have been satisfied with such results. Buyer shall have satisfactorily completed its investigation of any event or condition arising or discovered after the date of this Agreement that could reasonably be expected to result in a failure of any of Buyer’s conditions hereunder to be fulfilled;

(xx) Buyer and its Lender shall have completed, to its satisfaction, an environmental inspection of the facilities of each Company and each Subsidiary, and Buyer shall not have discovered, either in the course of the environmental inspection or at any time prior to the Closing Date, any actual or potential liabilities, contingent or otherwise, relating to environmental matters which might be asserted against either Company or any Subsidiary;

(xxi) Seller shall have delivered lien releases to clear all liens and security interests currently recorded in favor of Sellers with respect to the Owned Real Property and Leased Real Property.

(xxii) On or prior to the Closing there shall not have been filed by or against Sellers a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, liquidation or dissolution or similar relief under the U.S. Bankruptcy Code or any state law, and there shall have been no material change in the financial condition of Sellers.

(xxiii) Buyer shall have received copies of all temporary or permanent certificates of approval or occupancy for the Improvements on each Parcel issued by the relevant governmental authorities and all other certifications, permits, and licenses issued by the relevant governmental authorities and all other approvals as are necessary to occupy and use the Property for its intended use.

(xxiv) Buyer shall have obtained an as-built survey which shall not show any defects, gaps, gores, encumbrances, easements, encroachments, rights of third parties or other defects or matters with respect to the Property which render title unmarketable or which differ from that shown on the Survey, other than the Permitted Exceptions, and which shall not indicate any violations of any applicable building or zoning code.

(xxv) Buyer shall have received evidence reasonably satisfactory to Buyer that water, sewer, electric and telephone utilities have been installed, enter each Property through streets dedicated to the public or public or private easements benefiting a Property and are fully operational and are actually operating.

(xxvi) Buyer shall have received Phase-I reports verifying that there have been no violations of environmental laws.

(xxvii) Buyer shall have received true and correct copies of all current property tax bills and assessment notices pertaining to the Property.

(xxxiii) Buyer shall have received evidence that Sellers have complied with any applicable bulk sales or similar laws in the state where each Property is located and that Sellers has given any notices (and/or paid any tax) required by local law to be given or paid.

(xxviii) There shall have been no Material Adverse Change in either Company’s financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects of the Company since the Most Recent Balance Sheet Date;

(xxix) Buyer’s shall have received evidence that all of the insurance policies required to be maintained by Tenant pursuant to each Lease are in full force and effect, and that Buyer and Buyer’s lender have been named as an additional insureds as required under the Leases. ; and

(xxx) Buyer shall have received executed supply agreements from the suppliers listed on Section 4(b)(b) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties and each Company, and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(i), Section 3(b)(ii), and Section 4(c) above;

(vi) Buyer shall have delivered the Note and Security Documents to Sellers; and

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby, including the payment of the Purchase Price, and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

(c) Fees and Costs. At Closing, Buyer shall be responsible for paying the cost of satisfying its due diligence and obtaining any required consents (including governmental approvals related to liquor licenses and Real Property Permit, and the Lease Consents), and all mortgage, documentary, sales, use, stamp, registration and other such Taxes, and all recording charges, charges for title work, and fees for the Title Policies (provided Buyer shall not be required to reimburse Sellers for their previously obtained standard coverage owner’s policies of title insurance previously obtained and Phase I Environmental Assessments). Sellers shall be responsible for any transfer taxes or conveyance fees.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.

All of the representations and warranties of Sellers contained in Sections 4(g)-(j), Sections 4(l)-(y), and Sections 4(aa)-(cc) above shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Sellers contained in Section 4(k) and Section 4(z) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus sixty (60) days.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event a Seller breaches (or in the event any third party alleges facts that, if true, would mean a Seller has breached) any of its representations, warranties, and covenants contained herein (other than the representations and warranties in Section 3(a), and, provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 12(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Sellers, jointly and severably, shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Sellers shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Sellers contained in Section 4(g)-(j), and Section 4(l)-(cc) above until Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate threshold (at which point Sellers will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar); provided, however, further, that Sellers’ obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation and warranty of Sellers contained in Section 4(g)-(j), and Section 4(l)-(cc) shall in no event exceed the amount of One Million Dollars ($1,000,000). Provided, further that the amount of Sellers’ indemnification obligation for a breach of its representations and warranties contained in Section 4(k) is governed by Section 9 below.

(ii) In the event a Seller breaches (or in the event any third party alleges facts that, if true, would mean a Seller breached) any of its representations and warranties in Section 3(a) above, and provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 12(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Sellers, jointly and severally, shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(c) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that Sellers make a written claim for indemnification against Buyer pursuant to Section 12(g) below within such survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall indemnify Sellers from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(e) Determination of Adverse Consequences. All indemnification payments under this Section 8 and Section 9(a) shall be deemed adjustments to the Purchase Price, and if payment is required to be made by Sellers to Buyer, the amount of such payments shall be an adjustment in the form of a credit against the outstanding principal balance of the Note or if and to the extent the Note has been satisfied, Sellers shall remit a cash payment to Buyer within fifteen (15) days after determination of the amount.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for tax matters following the Closing Date:

(a) Tax Indemnification. Sellers shall indemnify each Company, its Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) a breach of Sellers’ representations and warranties contained in Section 4(k) above; (ii) all Taxes (or the non-payment thereof) of each Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iv) any and all Taxes of any person (other than a Company and its Subsidiaries) imposed on either Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, Sellers shall be liable only to the extent that Buyers are required to pay any Taxes that are the responsibility of Sellers and only in the amount such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price Adjustment. Sellers shall reimburse Buyer for any Taxes of either Company or its Subsidiaries which are the responsibility of Sellers pursuant to this Section 9(a) in the manner set forth in Section 8(e).

(b) Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of either Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which either Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Company and its Subsidiaries which are to be filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Sellers will include the operations of each Company and its Subsidiaries. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d) Cooperation on Tax Matters.

(i) Buyer, each Company and its Subsidiaries, and each Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Company and its Subsidiaries and each Seller agree (A) to retain all books and records with respect to Tax matters pertinent to each Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or either Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each Company and its Subsidiaries or each Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and each Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and each Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving each Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither Company nor its Subsidiaries shall be bound thereby or have any liability thereunder.

10.	Reserved.

11.	Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing if Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding each Company and its Subsidiaries;

(iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before that date that is sixty (60) days from the date of this Agreement, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before that date that is sixty (60) days from the date of this Agreement, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

12.	Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon electronic confirmation of good receipt by the recipient if sent by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:	c/o AMRESCO Commercial Finance, LLC
412 E. Parkcenter Blvd., Suite 300
Boise, Idaho 83706
Attention: D. Craig Christensen
Fax: (208) 333-2050

If to the Buyer:	Paragon Steakhouse Restaurants, Inc.
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131
Attention: President/General Counsel
Fax: (858) 586-1791

Copy to:	Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Christopher M. Forrester, Esq.
Fax: (858) 720-5125

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Buyer, Seller, and each Company and its Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller shall also bear the costs and expenses of each Company and its Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of each Company and its Subsidiaries is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(p) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the even any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

Paragon Steakhouse Restaurants, Inc.,

a Delaware corporation

By: /s/    Susan Schulz-Claasen

Name: Susan Schulz-Claasen

Title: President and General Counsel

SELLERS:

Delaware Trust Company, N.A. as Owner Trustee and Wells Fargo Bank, N.A. as Indenture Trustee of the ACLC Business Loan Receivables Trust 1999-2; and Delaware Trust Company, N.A. as Owner Trustee and Wells Fargo Bank, N.A. as Indenture Trustee of the ACLC Business Loan Receivables Trust 2000-1, acting through AMRESCO Commercial Finance, LLC, as servicing agent

By: /s/    D. Craig Christensen

D. Craig Christensen, Vice President